Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-157642
Dated November 12, 2009

Final Terms for Issuance

Issuer:			Toyota Motor Credit Corporation

Security:		Fixed Rate Medium Term Notes, Series B

Issuer Senior Long-Term Aa1 (negative outlook) / AA (negative outlook) Debt Ratings:

Cusip:			89233P3T1

Pricing Date:		November 12, 2009

Settlement Date:	November 17, 2009

Maturity Date:		December 5, 2012

Principal Amount:	$250,000,000
			(may be increased prior to the Settlement Date)

Redemption Price:	100.00%

Re-offer Price:		99.976%

Commission:		0.09%

All-in Price to Issuer:  99.886%

Net Proceeds to Issuer:	$249,715,000

Coupon:			Fixed Rate

Coupon Rate:		1.90%

Yield:			1.908%

Interest Payment Frequency:  Semi-annual

Initial Interest Payment Date:  June 5, 2010 (long first coupon)

Interest Payment Dates:	On the 5th of each June, December and on
the Maturity Date

Day Count Convention:	30/360

Business Day Convention:  Following, unadjusted

Business Days:		New York

Governing Law:		New York

Calculation Agent:	Deutsche Bank Trust Company Americas

Minimum Denominations:	$1,000 and $1,000 increments thereafter

Agent:				UBS Securities LLC

DTC Number:			#642

Capitalized terms used herein but not otherwise defined shall have the meanings assigned to them in the prospectus dated
March 2, 2009 and prospectus supplement thereto dated
March 10, 2009 relating to these notes.

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission
(SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the web at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-877-827-6444 x 561-3884.

Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded.
Such disclaimer or notice was automatically generated as a
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